Exhibit 2

Nissin Information

November 4, 2004

1.   Business Results for the Interim Accounting Period

     In June 2004 of the interim period ended September 30, 2004, we transferred consumer loan assets as part of our concentration of managerial resources on our credit provision business for owners of small to medium-sized enterprises (SMEs). Also during the interim period ended September 30, 2004, NIS Property Co., Ltd. has begun to engage in a real estate-related solution business, and Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. has entered the Chinese market. Through these actions, NIS Group believes that it has established the proper business structure to meet the various financial needs of owners of SMEs.

     Business results for the interim period were as follows:

          Consolidated Operating Results

(In millions of yen, except percentages)
	9/03	9/04	% change
Operating revenue	22,958	20,813	-9.3%
Operating income	5,698	4,603	-19.2%
Ordinary income	5,543	4,770	-14.0%
Net income	2,783	6,054	117.5%

          Operating Assets

(In millions of yen, except percentages)
Loans receivable	9/03	9/04	% change
Consumer loans	37,797	2,374	-93.7%
Wide loans	60,073	50,878	-15.3%
Loans to small business owners	70,663	73,923	4.6%
Small business owner loans	52,962	54,724	3.3%
Business Timely loans	17,701	19,198	8.5%
Secured loans	1,441	10,189	606.7%
Notes receivable	216	155	-28.2%
Total loans receivable	170,192	137,521	-19.2%

Lease and installment assets	—	3,137	—
Purchased loans receivable	4,536	6,738	48.5%

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

2.   Announcement of Listing for the Stock of Xinhua Finance Limited

     On September 16, 2004, the listing of Xinhua Finance Limited, a firm in which Nissin has invested, was approved by the Tokyo Stock Exchange as the first foreign firm to be listed on the Mothers market of the Tokyo Stock Exchange. Xinhua Finance Limited listed its shares on October 28, 2004.

     (For details please refer to the press release issued on September 16, 2004.)

3.   Announcement of Comprehensive Business Tie-Up between Shanghai Huaihai Commercial (Group) Co., Ltd. and Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd.

     On October 20, 2004, Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd., a subsidiary of Nissin Co., Ltd., signed a letter of intent to form a business tie-up with Shanghai Huaihai Commercial (Group) Co., Ltd., and the two companies plan to jointly develop a wide variety of business operations.

     (For details please refer to the press release issued on October 20, 2004.)

4.   Announcement of Listing Approval for the Stock of Tenpo Ryutsuu NET, Inc.

     On October 20, 2004, Tenpo Ryutsuu NET, Inc., a firm in which Nissin has invested, was approved to be listed on the Centrex board of the Nagoya Stock Exchange.

     (For details please refer to the press release issued on October 20, 2004.)

5.   Announcement of Joint Venture with The Chuo Mitsui Trust and Banking Co., Ltd.

     Nissin Co., Ltd. and The Chuo Mitsui Trust and Banking Co., Ltd. have agreed to the establishment of a joint venture, Chuo Mitsui Finance Service Co., Ltd., to start a real estate financing and loan firm to serve owners of small to medium-sized enterprises.

     (For details please refer to the press release issued on October 29, 2004.)

6.   Annual Report 2004

     We are delighted to inform you that our Annual Report 2004 has been completed and is available on our website for you to download.

     http://nissin.web-ir.jp/index.cfm?fuseaction=annual.index&y=2004

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp